UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2014

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CAPITAL PROPERTIES, INC.
 (Exact name of registrant as specified in its charter)

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Rhode Island
(State or other jurisdiction of incorporation)

001-08499	05-0386287
(Commission File Number)	(IRS Employer Identification Number)

100 Dexter Road, East Providence, Rhode Island 02914
(Address of principal executive offices)

(401) 435-7171
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.01.Material Agreements.

(a)
     On April 18 , 2014 Dunellen, LLC (“Dunellen”), a wholly-owned subsidiary of Capital Properties, Inc., entered into a petroleum storage services agreement (the “Agreement”) with Sprague Operating Resources LLC (“Sprague”), a wholly owned subsidiary of Sprague Resources LP (NYSE:SRLP) for its entire storage capacity at Dunellen’s 1,004,555 barrel petroleum storage facility in East Providence, Rhode Island for five (5) years commencing May 1, 2014 and ending April 30, 2019.  The annual base rent is $3,500,000 subject to adjustment each year based on the percentage increase in the Consumer Price Index (CPI-U). Dunellen’s affiliate, Capital Terminal Company, will operate the facility for Sprague’s account. All product stored in the facility will be owned by Sprague.  Dunellen is entitled to receive an additional $0.15 for each barrel of throughput at the terminal in excess of 3,500,000 barrels in any contract year (May 1 – April 30).  The Agreement includes the right to use Dunellen’s related deep water pier facility. Sprague has the right to extend the Agreement for two additional terms of five years each provided that it gives at least twelve (12) months’ notice prior to the expiration of the initial or the extension term, as applicable. Commencing on April 1, 2016 and on each April 1 thereafter during the term, either party during the following thirty (30) days has the right to terminate the Agreement as of April 30 of the year next following the year in which notice of termination is given. Additionally, Sprague has the right to terminate the Agreement on six (6) months’ notice if Rhode Island adopts any law or regulation prohibiting the storage of non-conforming distillates unless the effectiveness of such law or regulation is enjoined or the law or regulation is repealed or rescinded during the notice period. Rhode Island is considering amending its existing air quality regulations to prohibit the storage and sale of high sulfur content distillates. The Company has proposed to Rhode Island that the storage of non-conforming distillates by storage facilities of greater than 100,000 barrels be permitted upon notice to the State and periodic testing of the products actually distributed to assure that non-conforming product is not sold in Rhode Island by any such facility.  The Agreement contains other customary terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL PROPERTIES, INC.

Date: April 21, 2014	By:	/s/ Barbara J. Dreyer
Barbara J. Dreyer
Treasurer